Exhibit 10.6

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

Transitional Services Agreement

for the provision and use of Services and Reverse Services

INTERCEPT PHARMACEUTICALS, INC.

ADVANZ PHARMA SERVICES (UK) LIMITED

Date 5 May 2022

Contents

PARTIES		1
AGREED TERMS		1
1	Definitions and interpretation	1
2	Conditions	1
3	Services	2
4	Cooperation	3
5	Changes and Omitted Services	3
6	Governance	4
7	Related Service Providers	5
8	Supplier Policies	5
9	Charges and Payment	6
10	Data Protection	7
11	Term	7
12	Termination	8
13	TSA Exit Plan	9
14	Representations and Warranties	9
15	Liability	10
16	Force Majeure Events	11
17	Confidentiality	11
18	Non-Solicitation	12
19	Technology Continuity Plan	12
20	IP	12
21	IP Separation Matters	13
22	Assignment and other dealings	15
23	General	16
SIGNATURE PAGE		30

SCHEDULES
SCHEDULE 1 DEFINITIONS AND INTERPRETATION		18
Part 1 Definitions		18
Part 2 Interpretation		23
SCHEDULE 2 SERVICES		24
SCHEDULE 3 REVERSE SERVICES		25
SCHEDULE 4 DATA PROTECTION AND SUB-PROCESSORS		26

This Transitional Services Agreement is made on	5 May 2022
(the “Effective Date”)

Parties

(1)	INTERCEPT PHARMACEUTICALS, INC. incorporated in Delaware with company number 3565213 whose registered office is at 305 Madison Avenue, Morristown, New Jersey 07960 (“Supplier”)
(2)

ADVANZ PHARMA SERVICES (UK) LIMITED a company incorporated and registered in England and Wales with number 04678629 which has its registered office at Capital House, 85 King William Street, London EC4N 7BL (“Customer”)

Supplier and Customer shall be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Agreed terms

1Definitions and interpretation

In this Agreement, unless the context otherwise requires, capitalised terms shall have the meanings given to them in Part 1 of Schedule 1 and shall be interpreted in accordance with 0 of Schedule 1.

2Conditions

2.1

This Agreement is conditional in all respects on Completion taking place. Notwithstanding any other provision in it, this Agreement shall not take effect (and no term in it shall have effect) until Completion takes place. On and with effect from Completion, this Agreement shall have full effect in accordance with its terms.

2.2	In the event that:
(a)	prior to Completion, the SPA is terminated or otherwise ceases to have effect (whether pursuant to its terms, by agreement of the parties to it or otherwise) (each an “SPA Termination”); or
(b)

Completion has not taken place on or prior to the Longstop Date (as defined in the SPA); on and with effect from the first to occur of the Longstop Date and (b) the date of such SPA Termination, this Agreement shall automatically terminate and it shall have no effect (as if void when first entered into).

2.3	On and after automatic termination of this Agreement, no Party to it shall have any liability to any other Party to it pursuant to its terms and/or in respect of a breach of it, whether actual or

2.4	contingent and whether in relation to the actual time of termination or the period prior to or following termination.

3Services

3.1The Supplier shall supply, or procure the supply of, each Service from the Completion Date:

(a)to each relevant Service Recipient on the terms and conditions set out in this Agreement;

(b)for the relevant Service Term, subject to any earlier termination of the Service in accordance with the terms and conditions set out in this Agreement;

(c)in accordance with the Performance Standard; and

(d)in accordance with all Applicable Laws.

For clarity, any services to be provided by the Parties or their respective Affiliates under any other Acquisition Documents shall be provided thereunder and none of the Services provided under this Agreement shall include or overlap with any such services provided by the Parties or their respective Affiliates under any other Acquisition Documents.

3.2	The Supplier shall not be in breach of this Agreement and shall have no liability to the Customer (whether in contract, tort or otherwise) to the extent that:

(a)its non-performance or delay in performance is caused, or materially contributed to by a Customer Cause; or

(b)the Suppliers failure to perform directly results from the required implementation of the TSA Exit Plan.

3.3	If a Customer Cause occurs, the Supplier shall take all reasonable steps to comply with its obligations under this Agreement as fully and promptly as possible.
3.4

The terms of this Agreement, except clauses 3.5, 3.6 and 21, shall apply mutatis mutandis with respect to the provision of the Reverse Services by the Customer to the Supplier, save that Schedule 4 shall set out the Parties’ understanding of the personal data to be processed by the Customer on behalf of the Supplier as a processor and clause 13.1 to 13.6 (inclusive) shall only apply as and where required in accordance with clause 13.7.

3.5

The Supplier acknowledges and accepts that the Customer’s obligation to provide such Reverse Services to Supplier utilizes, and is dependent upon, assets, personnel and rights that Supplier has transferred and provided to Customer and therefore is qualified and limited by the qualities, characteristics and sufficiency of such assets, personnel and rights to support and provide such Reverse Services. The Customer has no obligation to supplement with other assets or rights other than where the Customer has subsequently disposed or transferred the rights or assets transferred to the Customer. Should personnel transferred to the Customer under the SPA subsequently leave engagement with the Customer, the Customer shall use reasonable endeavours to replace the same to continue to support and provide the Reverse Services.

3.6

Within one (1) month of signing the SPA, the Parties shall discuss in good faith mutual expectations and processes regarding the Services and Reverse Services and each Party shall prepare and provide to the other Party indicative and non-binding budgets for the Services and Reverse Services, representing to the best of their knowledge and belief estimates of Charges (including estimated hours and reasonably foreseeable expenses). It is understood that the Supplier shall assist with the preparation of the Reverse Services budgets, using personnel transferring to the Customer under the SPA. The Parties shall discuss and agree upon any appropriate amendments, modifications and/or updates to the Services and Reverse Services included in Schedule 2 and Schedule 3, respectively, on or before the Completion Date. Notwithstanding the foregoing, the Parties acknowledge and agree that the Charges shall, in any event, be based on actual time spent providing the Services or Reverse Services and/or actual third party charges calculated on a Pass Through Basis and expenses shall, in any event, be based on actual expenses incurred in the provision of the Services and Reverse Services.

4Cooperation

The Customer shall and shall procure that each Service Recipient, as applicable, shall, at all times use its commercially reasonable efforts to cooperate with the Supplier to facilitate the provision of the Services and promptly provide such reasonable assistance as set forth in this Agreement or otherwise may be reasonably required by the Supplier to enable it to efficiently provide the Services, including, by:

(a)	promptly providing all materials, documentation and information that may be reasonably necessary to this end; and
(b)	promptly participating in discussions regarding the provision of the Services where reasonably required by the Supplier in order to facilitate decision making (in relation to the Services),

provided, however, that such cooperation shall not unreasonably disrupt the normal operation of the Customer or a Service Recipient.

5Changes and Omitted Services

5.1

No change to the terms of this Agreement, except for any Regulatory Change, shall be effective unless agreed by the Parties in writing. A mutual agreement by the Parties will be required for all aspects of any requested change by either Party, including on any related implementation cost or changes to the Charges. The Steering Committee will be responsible for dealing with, and agreeing on, requested changes. Any agreed changes shall be reflected in a written amendment to this Agreement.

5.2

Where a governmental Authority or a change in Applicable Laws requires any change to any of the Services for any reason, the Supplier shall, subject to reasonable advance written notice and, to the extent reasonably possible, in consultation with, the Customer, be required to make that change (each such change a “Regulatory Change”) and any increased costs reasonably incurred and documented by the Supplier in its provision of the Services as a result of such Regulatory Change shall be borne by the Customer.

5.3

The Customer shall notify the Supplier of all Regulatory Changes that relate to a territory other than the United States promptly upon becoming aware of the Regulatory Change. Thereafter, the Customer shall, upon request from the Supplier, provide such cooperation and information as the Supplier reasonably requires to understand the Regulatory Change and the requirements with respect to the Regulatory Change.

5.4Notwithstanding clause 5.2, the Supplier shall be entitled to refuse any Regulatory Change where the change:

(a)

presents a material concern to the Supplier with respect to its compliance with Applicable Law, including circumstances where the Customer has not provided the Supplier with sufficient cooperation and/or information to understand the Regulatory Change and/or the requirements with respect to the Regulatory Change;

(b)	is outside the Supplier’s technical capability or requires infrastructure that is outside the infrastructure of the Supplier; and/or
(c)	would cause or may cause the Supplier to breach an existing contract with a third party.
5.5

If, during the Term, the Customer identifies any Omitted Service, then the Customer may give notice to the Supplier in writing, giving a description of the Omitted Service and requesting that the Omitted Service be incorporated into Schedule 2 (“Omitted Services Request”).

5.6

If the Customer serves an Omitted Services Request, the Supplier shall provide, or procure the provision of, the Omitted Service as it they were part of the Services as soon as reasonably practicable, or as otherwise agreed by the Parties; provided however that the Supplier shall not be responsible for any delay to provide any such Omitted Service not caused by the Supplier. The Supplier and the Customer shall act reasonably and in good faith with respect to agreeing to the Charges for the Omitted Services, including for clarity by referencing the costs for the respective Omitted Services to the Supplier and/or another Supplier Group Company to or in respect to the business of the Customer and/or another Customer Group Company during the Reference Period, and any consequential revisions to the terms of this Agreement.

6Governance

6.1

The Parties shall maintain a steering committee (the “Steering Committee”) comprising at all times at least two (2) duly appointed non-legal technical representatives of each of the Supplier and the Customer with necessary and appropriate seniority and each Party shall use reasonable endeavours to ensure that representatives of the Customer and the Supplier with the necessary operational and technical experience attend the Steering Committee, as required. The Steering Committee members shall be the reference persons of the respective Party for the performance of the Services and other activities regulated under this Agreement, as well as for the implementation of the TSA Exit Plan.

6.2	The Steering Committee will be responsible, inter alia, for:
(a)	discussing potential changes to this Agreement, the Services and the Service levels pursuant to clause 5;
(b)

overseeing arrangements related to this Agreement generally, with the ability to consult with other individuals within the respective groups of the Supplier and the Customer on specific points of detail;

(c)	discussing any extension to the Term;
(d)	discussing the TSA Exit Plan (including any amendments thereto);
(e)	discussing any adjustments of the Charges in accordance with the provisions of this Agreement; and
(f)

addressing any issues concerning the provision of the Services or the performance of this Agreement in general before such issues are further escalated in accordance with the provisions of clause 23.1.

6.3

The Steering Committee will meet in person or via telephone or video conference at least once a month and more frequently as is agreed between the Parties from time to time in order to (amongst others) make determinations, discuss the Services and the Service levels and monitor the steps taken or to be taken for the implementation of the TSA Exit Plan.

7Related Service Providers

7.1

Without prejudice to the Supplier’s obligations to provide the Services and perform its other obligations under this Agreement, if at any time during the Term, the Supplier is required to provide any other co-operation or assistance to Related Service Providers in connection with the supply, or procuring the supply of, the Services or to enable the supply of Related Services by Related Service Providers, then the Customer or the Supplier may give notice to the other in writing, giving a description of the co-operation or assistance required and requesting that the co-operation and/or assistance be incorporated into Schedule 2 or otherwise be supplied under this Agreement (“Related Service Provider Co-operation Request”).

7.2

If the Customer or the Supplier serves a Related Service Provider Co-operation Request, this shall be for administrative good practice in terms of the assessment of the scope, timing and associated costs with respect to a Related Service Provider Co-operation Request and any consequential revisions to the terms of this Agreement, and the Customer acknowledges and accepts that the Supplier may, in its absolute discretion, choose to provide such other co-operation and assistance to such Related Service Providers and in connection with Related Services.

8Supplier Policies

The Customer shall comply with, and shall use reasonable endeavours to procure that its employees, agents and its other service providers and sub-contractors (other than the Supplier, and each other Supplier Group Company and Third Party Suppliers) shall comply with, all written policies, standards and procedures provided by the Supplier from time to time that are reasonable and relevant to the receipt and/or use of the Services.

9Charges and Payment

9.1

The Supplier shall invoice the Customer for the Charges, reasonably incurred out-of-pocket costs and expenses in connection with providing the Services and any other amounts due to the Supplier under this Agreement, monthly in arrears. Upon request from the Customer, the Supplier shall document any and all out-of-pocket costs and expenses incurred in connection with providing the Services, from time to time.

9.2

For clarity, to the extent any portion of the Services are being provided by any Related Service Provider or a Third Party Supplier that is also providing other services to the Supplier that are not Related Services or Services, as applicable, then the costs for the Related Service Provider or Third Party Supplier included in the Charge for the Related Service or Service, as applicable, shall be in proportion and appropriately allocated to only that which is a reasonable allocation of the cost for providing the Related Services or Service, as applicable, without including any cost of the other services being provided to the Supplier.

9.3

All invoices issued by the Supplier, except to the extent disputed in good faith, shall become due and payable in full on thirty (30) calendar days end of month payment terms (i.e., at the end of the month following the month in which the invoice is received).

9.4	All Charges are exclusive of VAT unless otherwise stated in Schedule 2.
9.5

All payments by the Customer or the Supplier under this Agreement shall be made in pounds sterling (£GBP) and transferred by telegraphic (or other similar) transfer to such bank account as is directed by the Customer or the Supplier (as applicable) prior to the relevant due date so that the Customer or the Supplier (as applicable) is in receipt of cleared funds in respect of such amounts on the relevant due date.

9.6

Where there is a requirement to convert any Charges payable under this Agreement into pounds sterling (£GBP), any such Charges shall be converted into pound sterling (£GBP) at the relevant currency rate.  For the purpose of this clause 9.6, the relevant currency rate shall mean the rate published on XE.com as at the date of the relevant invoice.

9.7

All amounts payable to the Customer or the Supplier under this Agreement are to be paid free and clear of (and without deduction or withholding for) any tax (including withholding, sales, use, value added and/or any other tax), duties, currency control restrictions, commissions and/or other withholdings whatsoever and the paying Party shall be solely responsible for any such tax, duties, currency control restrictions, commissions and/or other withholdings. To the extent that a Party makes, pays, deducts and/or withholds any such tax, duties, currency control restrictions, commissions and/or other withholdings (or is required to do the same), then that Party shall:

(a)	gross up the relevant amount payable under this Agreement so as to ensure that the other Party receives the full amount as expressed in this Agreement; and

(b)

promptly inform the other Party of the amount paid, deducted and/or withheld, and provide that other Party with such certificates and/or other documentation required by that other Party (in a form acceptable to that other Party) which evidences such payments, deductions and/or withholdings.

9.8

Without prejudice to any other rights or remedies that the Supplier may have, in the event that the Customer fails to pay any sums due under this Agreement that are not the subject of a bona fide dispute in accordance with clause 9.9, the Supplier shall be entitled to charge interest at a rate of four per cent (4%) per annum above the base rate of the Bank of England from time to time (save that such rate of interest shall be at four per cent (4%) a year for any period when that base rate is below zero per cent (0%)) in respect of the period between the due date and the point at which the invoice is paid in full and cleared funds, which interest shall accrue day to day and be compounded monthly.

9.9

If the Customer has a bona fide dispute in respect of the whole or any part of any invoice issued by the Supplier, the Customer shall be entitled to withhold payment of the disputed amount, but shall pay the undisputed part in accordance with this Agreement.

9.10

Neither Party shall be entitled to retain or set off any Charges due by one Party to the other Party (and/or any other sums due by that Party to the other Party) against any sums due from one Party to the other Party (including the sums remitted by one Party to the other Party in accordance with the terms of this Agreement).

10Data Protection

The Supplier and the Customer shall comply with their respective obligations in Schedule 4.

11Term

11.1	This Agreement shall commence on the Completion Date and, subject to earlier termination as provided for in clause 12, shall continue in force for the Term.
11.2

Subject to clause 11.5, the Parties shall discuss in good faith any proposed extension of the Service Terms to be effected by mutual agreement in accordance with clause 5 and subject in any event to the TSA Exit Plan. If an extension of a Service Term is necessary for legal or regulatory reasons in circumstances where compliance with that legal or regulatory reason is dependent upon the continued provision of the Service by the Supplier and compliance could not be achieved by any person other than the Supplier, neither Party shall unreasonably withhold or delay its agreement.

11.3

Any extension of the Services will be on the same terms applicable under this Agreement, save as otherwise agreed between the Parties in writing and subject to the Customer’s acknowledgement and acceptance that:

(a)	the Supplier may apply a reasonable uplift to the Charges for the provision of any Service during any extension of a Service Term; and

(b)

the Customer shall be responsible for any additional one-off costs, expenses, fees, charges or commissions incurred in relation to obtaining any extension of the Service Term in respect of a Service, such as licence costs or similar.

11.4

The Supplier shall inform the Customer of any anticipated additional one-off costs, expenses, fees, charges or commissions incurred in relation to obtaining any extension of a Service Term in relation to a Service which the Supplier expects to incur (to the extent possible) as soon as reasonably practicable following the commencement of discussions under clause 11.2.

11.5

Notwithstanding anything to the contrary in this Agreement (including Schedule 2 and/or Schedule 3), under no circumstance shall the Service Term in respect of any Services relating to finance (including tax, treasury, accounting and accounts payable), human resources (including resourcing, reward and talent management) or product development, supply chain and quality continue for a period beyond 31 December 2022.

12Termination

12.1

Either Party may (without prejudice to any terms which expressly or by implication continue beyond termination) terminate this Agreement as a whole immediately at any time by written notice to the other Party if that other Party commits any material breach of its obligations under this Agreement which is irremediable or if remediable is not remedied in all material respects within thirty (30) days after the service of written notice specifying the breach and requiring it to be remedied.

12.2

If the Customer fails to pay an invoice, except to the extent any such invoice is disputed in good faith pursuant to clause 9, under this Agreement within thirty calendar (30) days from the relevant invoice becoming due and payable, then the Supplier may provide written notice, stating the Supplier’s intention to terminate this Agreement.  In the event the Customer fails to pay the undisputed amounts in full within seven (7) calendar days of the Supplier’s notice of its intention to terminate this Agreement, the Supplier may serve notice on the Customer to terminate this Agreement with immediate effect.

12.3

Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, the Customer shall be entitled to early terminate this Agreement for convenience, with respect to the entirety of any individual Service (or any parts thereof) or with respect to some or all Services performed by the Supplier, upon serving at least thirty (30) calendar days prior written notice to the Supplier.

12.4

Should the Customer terminate a Service in accordance with clause 12.3 and the Supplier incurs Stranded Costs, the Customer shall pay to the Supplier any and all non-recoverable Stranded Costs caused by such termination, to the extent that the Stranded Costs would not have been incurred but for that termination. The Supplier shall inform the Customer of the anticipated Stranded Costs which the Supplier expects to incur as a result of any such termination (if any, and to the extent possible) as soon as reasonably practicable upon receiving a notice from the Customer under clause 12.3.

13TSA Exit Plan

13.1

The Parties will, acting in good faith, discuss (via the Steering Committee) and agree upon a plan, on a Service-by-Service basis, at any time during the Term (the “TSA Exit Plan”) to migrate the provision of the Services to the Customer or a new service provider or in any event to terminate the provision of the Services at the end of the relevant Service specific term provided in Schedule 2.

13.2

The Customer shall provide a draft TSA Exit Plan for all Services by no later than ninety (90) calendar days after the Completion Date. The TSA Exit Plan shall be agreed upon by the Parties by no later than thirty (30) calendar days after receipt by the Supplier of the draft TSA Exit Plan from the Customer.

13.3

The TSA Exit Plan will set out the steps each Party will take to ensure the smooth migration of the Services to the Customer or its appointed third party, or the termination of the provision of the Services at the end of the Term. Each Party shall perform the tasks assigned to it in the TSA Exit Plan within the timeframe set forth therein.

13.4	Each Party shall bear its own costs in connection with the creation of the TSA Exit Plan.
13.5

The Supplier may, at its discretion, charge the Customer for reasonably incurred out-of-pocket costs and expenses in connection with its implementation of the TSA Exit Plan and the steps required from the Supplier in the TSA Exit Plan, and such costs shall be reduced to the extent they are recovered through, or are already included within, Charges that have been or will be invoiced.

13.6

The Supplier shall inform the Customer of any anticipated costs and expenses which the Supplier expects to incur (to the extent possible) in connection with its implementation of the TSA Exit Plan and the steps required from the Supplier in the TSA Exit Plan, as soon as reasonably practicable following the commencement of discussions with respect to the TSA Exit Plan or the steps required from the Supplier in the TSA Exit Plan (as the context requires).

13.7

The Supplier may, upon written request, require that the Customer and the Supplier follow the processes and procedures in clauses 13.1 to 13.6 (inclusive) with respect to the Reverse Services, save that any time periods shall commence from the date of the Supplier’s written request.

14Representations and Warranties

14.1	Each Party warrants to the other Party that as of the Effective Date:

(a)it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b)it has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(c)all corporate acts and other proceedings required to be taken by that Party to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby and thereby have been duly and properly taken;

(d)this Agreement has been duly authorized, executed and delivered by that Party;

(e)this Agreement constitutes a legal, valid and binding obligation of that Party and is enforceable against that Party in accordance with its terms;

(f)the execution and delivery of this Agreement by that Party does not, and the consummation of the transactions contemplated hereby and thereby and compliance by that Party with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation; and

(g)no consent, waiver, approval, licence, permit, order or authorization of, or registration, declaration or filing with, any governmental Authority is required to be obtained or made by or with respect to that Party in connection with the execution of this Agreement.

14.2

Except as expressly stated otherwise in this Agreement, all warranties, representations, conditions and other terms implied by statute, at common law, on the basis of usage, custom or the Parties’ previous course of dealings, in fact or otherwise, are hereby excluded to the fullest extent permitted by Applicable Law.

15Liability

15.1

Subject to clause 15.3, neither Party (nor any other Group Company of that Party), nor its employees, agents and sub-contractors shall be liable under this Agreement in contract or tort (including negligence and breach of statutory duty) for any:

(a)indirect or consequential Loss;

(b)loss of anticipated savings;

(c)loss of data (other than the costs of reconstituting data to the last available back-up);

(d)loss of goodwill; and/or

(e)loss of profit, business or revenue,

(in the case of clauses 15.1(a), 15.1(b), 15.1(c), 15.1(d) and 15.1(e) whether direct or indirect) arising under or in connection with this Agreement.

15.2

Subject to clause 15.1 and clause 15.3, each Party’s (including its Group Companies, and employees) total aggregate liability in contract, tort (including negligence or breach of statutory duty) or otherwise arising under or in connection with this Agreement shall not exceed US$10,000,000.

15.3Nothing in this Agreement purports to exclude or limit:

(a)either Party’s liability for death or personal injury as a result of its negligence;

(b)either Party’s liability for fraud or fraudulent misrepresentation;

(c)either Party’s liability for any liability that cannot be excluded by Applicable Law;

(d)either Party’s liability for breach of clause 17 and/or clause 21 by that Party; or

(e)either Party’s obligation to pay the Charges due and payable under this Agreement.

15.4	The Parties shall take all reasonable steps to mitigate any Losses which it might incur pursuant to or in connection with this Agreement.

16Force Majeure Events

16.1

Notwithstanding any other provision of this Agreement, a Party shall not be in breach of this Agreement if performance of any of its obligations (other than an obligation to make any payment of the Charges or any other amounts due and payable) under this Agreement is prevented or delayed (in full or in part) due to a Force Majeure Event.

16.2	If a Force Majeure Event occurs, the affected Party shall:

(a)inform the other Party in writing as soon as reasonably practical of the impact of the Force Majeure Event (including, if reasonably practicable, the period for which it is estimated that such failure or delay will continue);

(b)take all reasonable steps to comply with the terms of this Agreement as fully and promptly as possible and shall provide updates as frequently as reasonably possible in respect of such Force Majeure Event; and

(c)take all reasonable steps to minimise the impact of the Force Majeure Event.

16.3

This clause 16 will not apply to a Party affected by a Force Majeure Event if such Party could have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matter known to it before the Force Majeure Event, it ought reasonably to have taken, but did not.

17Confidentiality

17.1

Each Party shall protect the Confidential Information of the other Party against unauthorised disclosure by using the same degree of care as it takes to preserve and safeguard its own Confidential Information of a similar nature, being at least a reasonable degree of care.

17.2

Confidential Information may be disclosed by the receiving Party to its employees, Affiliates and professional advisers, provided that the recipient is bound in writing to maintain the confidentiality of the Confidential Information received.

17.3	The obligations set out in this clause 17 shall not apply to Confidential Information which the receiving Party can demonstrate:
(a)	is or has become publicly known other than through breach of this clause 17; or
(b)	was in possession of the receiving Party prior to disclosure by the other Party; or

(c)	was received by the receiving Party from an independent third party who has full right of disclosure; or

(d)was independently developed by the receiving Party; or

(e)	was required to be disclosed by governmental Authority, provided that the Party subject to such requirement to disclose gives the other Party prompt written notice of the requirement.

18Non-Solicitation

18.1

The Customer undertakes that it shall not, either solely or jointly with or through any other person, on its own account or as agent, manager, advisor or consultant for any other person or otherwise howsoever during the Restricted Period:

(a)	induce, solicit, interfere with or endeavour to entice to leave the service or employment of the Supplier (and/or any Supplier Group Company) any Restricted Individual; or
(b)

employ any Restricted Individual, unless such Restricted Individual responded to a bona-fide, public advertisement for the relevant role without the Customer (and/or any Customer Group Company) directly or indirectly inducing, soliciting, interfering with or endeavouring to entice him or her to do so.

18.2

It shall not be a breach of clause 18.1 for the Customer or any other Customer Group Company to advertise publicly in good faith a position or vacancy to which a Restricted Individual may or does respond and which directly results in that Restricted Individual being employed to fill that position or vacancy.

19Technology Continuity Plan

During the Term, the Supplier shall have and maintain, in accordance with good industry practice, a technology solutions continuity plan and shall operate such plan in accordance with its terms.

20IP

20.1

All Supplier IPR (including any modifications, enhancements or derivatives thereof) and any and all Intellectual Property Rights in and to Supplier Supplied Materials shall remain vested in the Supplier or another member of the Supplier Group (or their applicable third party licensors). To the extent that any such Supplier IPR does not automatically vest in or transfer to the Supplier upon the conception, creation, reduction to practice or development of the relevant modification, enhancement or derivative, the Customer, at no additional cost to the Supplier and for no additional consideration, hereby assigns (and shall procure the assignment of) all such Supplier IPR to the Supplier, including by way of present assignment of future rights, and the Supplier herewith accepts such assignment.

20.2

All Customer IPR (including any modifications, enhancements or derivatives thereof) and any and all Intellectual Property Rights in and to Customer Supplied Materials shall remain vested in the Customer or other Service Recipient (or the applicable third party licensors). To the extent that any such Customer IPR does not automatically vest in or transfer to the Customer upon the conception, creation, reduction to practice or development of the relevant modification, enhancement or derivative, the Supplier, at no additional cost to the Customer and for no additional consideration, hereby assigns (and shall procure the assignment of) all such Customer IPR to the Customer, including by way of present assignment of future rights, and the Customer herewith accepts such assignment.

20.3

Without prejudice to clause 21, the Supplier hereby grants to the Customer and each other Service Recipient a non-exclusive, non-transferable licence during the Term to use, and with the prior written consent of the Supplier from time to time to permit Related Service Providers to use Supplier Supplied Materials and any other Supplier IPR supplied to the Customer or another Service Recipient by the Supplier from time to time, solely to the extent reasonably required in order to receive the Services, to enable the Services to interoperate and/or interface with any Related Services and/or to perform the Customer’s obligations (including the provision of Reverse Services) and/or exercise the Customer’s rights under this Agreement.

20.4

The Customer hereby grants to the Supplier and each other member of the Supplier Group a non-exclusive, non-transferable licence during the Term to use Customer Supplied Materials and any other Customer IPR supplied to the Supplier or another Supplier Group Company by the Customer or other Service Recipient from time to time, solely to the extent reasonably required in order to receive the Reverse Services and/or to perform the Supplier’s obligations (including the provision of the Services) and/or exercise the Suppliers rights under this Agreement.

20.5

Save as set out in this clause 20, nothing in this Agreement transfers or otherwise grants to any Party any right or interest in the other Party’s Intellectual Property Rights, or affects the ownership by a Party of its Intellectual Property Rights from time to time.

21IP Separation Matters

21.1	Subject to clause 21.3, the Customer shall not use, and shall procure that its Group Companies shall not use, at any time after Completion, directly or indirectly:
(a)

any company or trading name, domain name, logo or trade or service mark (whether registered or unregistered) which includes the word “Intercept” or is owned by the Supplier Group at Completion (together, “Supplier Group Names and Marks”); or

(b)	any word or device which is confusingly similar.
21.2	Subject to clause 21.3, within thirty (30) Business Days of the Completion Date, the Customer shall procure that:
(a)

all references to the Supplier Group Names and Marks and any other wording or signs that suggest any continued association with the Supplier Group are removed from the Group Companies’ websites and all assets owned or used by any Group Company (including products, packaging, marketing materials, business stationery, vehicles and premises);

(b)	any Group Company whose corporate name includes the word “Intercept” (or any word which is confusingly similar) changes its name to remove them; and

(c)	each Group Company ceases to use any domain name that includes the word “Intercept” (or any word which is confusingly similar).
21.3

Subject to the terms and conditions of this Agreement, the Supplier grants to each Service Recipient a fully paid-up, royalty free, non-sublicensable, non-assignable and non-transferable, non-exclusive transitional license to use the Supplier Group Names and Marks in accordance with Supplier’s trademark guidelines from time to time and in all material respects in the same form and manner as used immediately prior to the Completion Date:

(a)in connection with the Commercialization of Licensed PBC Products and Promotional Materials for a period of time that lasts until (i) the receipt by the Customer on a country-by-country basis of all licences, permits, consents, authorizations, and Regulatory Approvals from the applicable governmental Authority that are required by Applicable Law (the “Product Approvals”) (which the Customer will use commercially reasonable endeavours to seek to change as promptly as reasonably practicable after the Completion Date) to change the trademarks used on any Licensed PBC Product or Promotional Materials therefor from the Supplier Group Names and Marks to trademarks that do not include, and are not similar to, any of the Supplier Group Names and Marks, and (ii) full implementation of such Product Approvals for Licensed PBC Products (such implementation not to be unreasonably delayed), provided however that the Customer will use commercially reasonable endeavours after the Completion Date to make and notify the Supplier of all filings with any governmental Authority and take such other actions necessary to obtain the Product Approvals and, under no circumstance shall the foregoing licence expire later than July 1, 2024;

(b)in connection with continuing on any other tangible assets, documents, or materials not addressed in the foregoing clause (a) that, contain, bear, display or use the Supplier Group Names and Marks as of the date hereof, including stationary, forms, business cards, office signage, contracts or on letter head and other media (including domain names) until the receipt by the Customer of all licences, permits, consents, authorizations, and regulatory approvals from the applicable governmental Authority (“Tradename Approvals”) that are required by Applicable Law to change the corporate names of all Group Companies to names that do not include and are not similar to any of the Supplier Group Names and Marks, which the Customer will use commercially reasonable endeavours to seek to change as promptly as reasonably practicable after the Completion Date and, under no circumstance shall the foregoing licence expire later than six (6) months after the Completion Date, provided further, that, in each case (a) and (b) of this clause 21.3, all such uses shall be in a manner consistent with the Supplier’s uses immediately prior to the Completion Date and in the case of (b) clause 21.3, the Customer shall use commercially reasonable endeavours to seek to change as promptly as reasonably practicable the corporate entity names, assets, documents, and materials referred to in (b) of this clause 21.3, including stationary, forms, business cards, office signage, domain names and letter head, unless required to wait until receipt of a Tradename Approval or a Product Approval, to refer to the Customer Group or otherwise not refer to the Supplier Group Names and Marks.; and

(c)for the avoidance of doubt, the transitional trademark license under this clause 21 operates as a group of licenses on a country-by-country basis and the Customer will only have and use a transitional trademark license under this clause 21 if needed because of a needed Product Approval (and implementation thereof) or Tradename Approval.  After a Product Approval or Tradename Approval is obtained for a particular purpose, the applicable license under this clause 21 for the relevant country(ies) will expire and the Customer will cease to use the Supplier Group Names and Marks in reliance thereon.

22Assignment and other dealings

22.1

Subject to clause 22.2, neither Party may assign, novate, sub-contract or otherwise dispose of or create any trust in relation to any or all of its rights and/or obligations under this Agreement without the prior written consent of the other (not to be unreasonably withheld or delayed).

22.2

The Supplier shall have the right to sub-contract the performance of the Services and any of its other obligations under this Agreement to the Supplier Group and other third parties without the Customer’s prior written approval.

22.3

The Customer acknowledges and accepts that the supply of certain Services on the terms and conditions set out in this Agreement may be made through the use of third parties (“Third Party Suppliers”) on behalf of the Supplier under contracts that the Customer and each other Service Recipient are not a party (collectively, “Third Party Contracts”) and may require additional consents, approvals, permissions or licences from the relevant Third Party Supplier (collectively, “Third Party Consents”).

22.4If required by the Supplier, the Customer shall upon notice from the Supplier:

(a)comply with any terms of a Third Party Contract to the extent that the terms of the Third Party Contract are relevant to the provision of the applicable Services;

(b)provide such cooperation and assistance as is required by the Supplier to obtain the Third Party Consents referred to in clause 22.3; and

(c)comply with any Third Party Consent obtained in connection with such a Third Party Contract,

22.5	The Supplier shall at all times use commercially reasonable endeavours to negotiate reasonable terms, conditions and costs in any Third Party Contracts.
22.6

The Customer shall bear any costs, expenses, fees, charges or commissions to be incurred in connection with obtaining Third Party Consents.  The Supplier shall at all times use commercial reasonable endeavours to obtain such Third Party Consents. The Customer shall provide such co-operation and assistance in connection with the Supplier’s procurement of the Third Party Consents, as the Supplier reasonably requires from time to time.

22.7

If a Third Party Consent with respect to a Service is refused, expires or is subsequently revoked, the Supplier shall inform the Customer as soon as reasonably practicable and the Customer and the Supplier shall (acting reasonably and in good faith) agree as soon as possible:

(a)	a solution with respect to continuing the supply of the Services for the duration of the relevant Service Term; or
(b)	an alternative delivery solution with respect to the supply of the Service for the duration of the relevant Service Term.
22.8

If the Supplier has complied with clause 22.7, the Supplier shall not be in breach of this Agreement if a Third Party Supplier does not grant a Third Party Consent or if a Third Party Consent expires or is revoked.

22.9

Should either Party sub-contract the performance of any of their obligations (and/or in the case of the Supplier, the performance of the Services), the sub-contracting Party shall still be liable under this Agreement for all acts and omissions of such sub-contractors as if such acts and omissions were its own.

23General

23.1

This Agreement and any disputes or claims arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. If a dispute arises between the Parties concerning this Agreement, then such dispute shall be escalated to the executive officers of each Party. The executive officers will meet and confer, as soon as practicable, in an attempt to resolve the dispute. If the Parties are unable to resolve such dispute amicably within ten (10) days from the date of escalation to the executive officers of each Party, then each Party may submit such dispute to the exclusive jurisdiction of the courts of England to settle any such dispute or claim. The existence of a dispute pursuant to clause 6.2(f) above, or this clause 23.1, shall not excuse either Party from any other obligation under this Agreement, including each Party’s obligations to continue to provide Services contemplated hereunder. No provision herein should be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief.

23.2

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, understandings or arrangements between them, whether written or oral, relating to its subject matter.

23.3

Any notice must be in writing and sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).  Notices shall be deemed to have been received two (2) Business Days after sending.  The addresses for service of notice are as follows:

Party	Attention of	Address for service of notice
Supplier	General Counsel	305 Madison Avenue, Morristown, New Jersey 07960

Customer	General Counsel	Capital House, 85 King William Street, London, EC4N 7BL

23.4	Any variation, modification or amendment to this Agreement shall be in writing and signed by or on behalf of both Parties to this Agreement.
23.5

A waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the Party to whom the waiver is addressed and the circumstances for which it is given. No waiver shall be implied by taking or failing to take any other action.

23.6

If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions of this Agreement shall remain in force.  If any invalid, unenforceable or illegal provision under this Agreement would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

23.7Expiry or termination of this Agreement shall not:

(a)

release the Parties from any liability or right of action or claim which at the time of such expiry or termination has already accrued or may accrue to either Party in respect of any act or omission prior to such expiry or termination; or

(b)

affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such expiry or termination (including, for the avoidance of doubt, the obligation of the Customer to pay any Charges with respect to any period prior to expiry or termination).

23.8This Agreement may be executed in any number of counterparts.

23.9

This Agreement is made for the benefit of the Parties to it and each Service Recipient and is not intended to benefit, or be enforceable by any other person. Unless the Customer is prevented by Applicable Law, all claims from any Service Recipient arising under or in connection with this Agreement against the Supplier shall be brought by the Customer itself on behalf of the applicable Service Recipient.

23.10

The right of the Parties to terminate, rescind, or agree any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any person who is not a Party to this Agreement.

Schedule 1 Definitions and interpretation

Part 1 Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Document(s)” has the meaning given to it in the SPA.

“Agreement” means this Transitional Services Agreement (including the Schedules), as amended by agreement of the Parties in writing or as otherwise provided in this Agreement from time to time.

“Affiliates” has the meaning given to it in the SPA.

“Applicable Laws” means all applicable laws, rules, regulations, guidance standards for international, national, state or local governmental Authorities.

“Authority” has the meaning given in the SPA.

“Business Day(s)” has the meaning given in the SPA.

“Charges” means for each Service, the charges to be paid by the Customer in respect of the provision of that Service as calculated, invoiced and payable in accordance with Schedule 2 and clause 9.

“Commercialization” has the meaning given to it in the License Agreement.

“Completion” means completion of the sale and purchase of the Shares in accordance with the SPA.

“Completion Date” has the meaning given in the SPA.

“Confidential Information” means all information whether technical or commercial (including all specifications, drawings and designs, disclosed in writing, on disc, orally or by inspection of documents or pursuant to discussions between the Parties), where the information is identified as confidential at the time of disclosure or ought reasonably to be considered confidential given the nature of the information or the circumstances of disclosure, whether disclosed under or in connection with this Agreement.

“Customer Cause” means an act or omission of the Customer or any other of the Customer’s sub-contractors or agents for whom the Supplier has no responsibility, including any failure to perform or achieve a Dependency.

“Customer Group” means the Customer and each Group Company of the Customer, and reference to “Customer Group Company” shall be construed accordingly.

“Customer IPR” means any and all Intellectual Property Rights owned by the Customer or any other Service Recipient prior to the Completion Date.

“Customer Personal Data” means all personal data (as defined in the Data Protection Legislation) controlled by the Customer which is processed by the Supplier in order to provide the Services.

“Customer Supplied Materials” means any and all materials and documents the Intellectual Property Rights in which are owned by the Customer or any other Service Recipient (or any third party licensor (other than the Supplier or its sub-contractors) to any of the aforesaid) which are made available to the Supplier by the Customer or any other Service Recipient for the purposes of this Agreement.

“Data Protection Legislation” means, as applicable from time to time, the UK Data Protection Act 2018 and the EU General Data Protection Regulation (2016/679) (“GDPR”), and the Privacy and Electronic Communications (EC Directive) Regulations 2003 together with any and all other Applicable Laws relating to the protection of personal data applicable to either Party in any relevant jurisdiction.

“Dependencies” means in relation to a Service, the specific activities specified as the “Dependencies” for that Service set out in Schedule 2.

“Excluded Service” means any service or part of a service that:

(a)	requires the delivery of Services that infringe Applicable Law;
(b)	is stated to be an excluded service in Schedule 2; or
(c)	otherwise specifically excluded from any service scope set out in Schedule 2,

and in each case includes all other services, functions and responsibilities not specifically described in (a), (b) or (c) above that are a necessary part of the provision of an Excluded Service.

“Force Majeure Event” means any event beyond the reasonable control of the affected Party, including: embargoes; war or acts of war, including terrorism insurrections, riots or civil unrest; strikes, lockouts or other labour disturbances; epidemics (including pandemics), the spread of infectious, diseases, and quarantines; pandemics; fire, floods, earthquakes or other acts of nature; impossibility to obtain materials, components, utilities, equipment, supplies, fuel or other required materials (in each case, due to reasons other than the affected Party’s negligence or wilful misconduct or any other cause within the reasonable control of the affected Party).

“Group Company” means in relation to a company, means any other company directly or indirectly controlling, controlled by or under common control with such company, and “control” for these purposes means holding the majority of the voting rights or share capital of such company or otherwise having the power to direct the management and policies of such company.

“Intellectual Property Rights” means:

(a)

patents, utility models, inventions, know-how and, trade secrets, copyright and related rights and allied rights including moral rights, database rights and other rights in and relating to software, registered designs, unregistered design rights, trademarks and service marks, trade names, business names, company names, brand names, logos, rights in get-up, domain names and URLs, goodwill and rights to sue for passing-off (or for unfair competition) and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them, and all rights to sue for any past or present infringement of them) and renewals or extensions of such rights; and

(b)	rights having equivalent or similar effect to the above items in any jurisdiction in which any Group Company conducts business.

“Intercept Pharmaceuticals LLC” means Intercept Pharmaceuticals LLC a company incorporated in Delaware with number 6997247 which has its business address at 1209, Orange Street, Wilmington, New Castle 19801.

“License Agreement” has the meaning given to it in the SPA.

“Licensed PBC Products” has the meaning given to it in the License Agreement.

“Longstop Date” has the meaning given in the SPA.

“Loss” means any loss, damage, fine, penalty, cost, expense or other liability (including legal and other professional fees) and reference to Losses shall be construed accordingly.

“Omitted Service” means any service or any element of a service which meets each of the following requirements:

(a)	is not included as a Service in Schedule 2;
(b)	is not an Excluded Service or a matter for which responsibility is expressly allocated by this Agreement;
(c)

the Supplier retains the technical capability to provide the service or element of the service as at the date of the relevant Omitted Services Request, provided however, if any Supplier personnel subsequently leave engagement with the Supplier, the Supplier shall use reasonable endeavours to replace the same to support and provide the Omitted Service;

(d)	was provided by the Supplier and/or another the Supplier Group Company to or in respect of the business of the Customer and/or another Customer Group Company during the Reference Period; and
(e)

the Customer, acting reasonably and in good faith, considers the service or element of a service necessary to enable the Customer and/or another Customer Group Company to carry on their business in a manner consistent with its practice during the Reference Period.

“Omitted Services Request” has the meaning given in clause 5.1.

“Pass Through Basis” means the amount required to cover the Supplier’s actual invoiced third party costs in relation to the provision of a Service or Reverse Service, which shall not include any element of margin.

“Performance Standard” means to materially the same standard, materially the same scope and within materially the same time frames as the Service, or services similar to the Service, were provided to the relevant Service Recipient in the Reference Period or otherwise with reasonable skill and care where the Service or services similar to the Service were not provided to the relevant Service Recipient in the Reference Period.

“Product Approvals” has the meaning given to it in clause 21.3(a).

“Promotional Materials” has the meaning given to it in the License Agreement.

“Reference Period” means the twelve (12) months immediately prior to the Completion Date.

“Regulatory Approval” has the meaning given to it in the License Agreement.

“Regulatory Change” has the meaning given in clause 5.2.

“Related Service Provider” means any third party which at the relevant time provides Related Services.

“Related Service Provider Co-operation Request” has the meaning given in clause 7.1.

“Related Services” means goods and/or services provided by a Related Service Provider:

(a)	relating to this Agreement; or
(b)	to provide an alternative delivery solution with respect to services that are identical or materially similar to or in substitution for the Services provided (or to be provided) under this Agreement.

“Restricted Individual” means any personnel of the Supplier and/or any Supplier Group Company who directly or indirectly provided or was otherwise connected with the provision of the Services under this Agreement.

“Restricted Period” means the period of time starting on the Completion Date and ending on the third anniversary of the Completion Date.

“Reverse Services” means any service set out in Schedule 3 and any Omitted Services that is included pursuant to an approved Omitted Services Request in accordance with clause 5.1.

“Supplier Group Names and Marks” has the meaning given in clause 21.1.

“Service Recipient” means the recipient that the Supplier is to supply, or procure the supply of, the Service to as set out in Schedule 2.

“Service Term” means in relation to a Service, the period of six months from the Completion Date or such other period specified as the “Service Term” for that Service set out in Schedule 2 (or in the case of the Reverse Services, Schedule 3).

“Services” means any service set out in Schedule 2 and any Omitted Services that are included in accordance with clause 5.1.

“Shares” has the meaning given in the SPA.

“SPA” means the share purchase agreement between the Customer, Supplier and Intercept Pharmaceuticals LLC relating to certain non-US subsidiaries of the Supplier.

“SPA Termination” has the meaning given in clause 2.2.

“Steering Committee” has the meaning given in clause 6.1.

“Stranded Costs” means costs calculated according to the following procedure:

(a)the starting point is to calculate:

(i)

the costs which, before the notice of termination, the Supplier had contractually committed with any Third Party Supplier to incur in connection with the provision of the Service that is to be terminated; and

(ii)	any other reasonable, demonstrable and incremental costs and expenses directly and reasonably incurred by the Supplier in connection with terminating the provision of the Service in question,

in each case which:

A.	the Supplier cannot mitigate in accordance with (c) below; and
B.	are reasonably documented and substantiated;
(a)	the costs identified in (a) above shall be reduced to the extent they are recovered through, or are already included within, Charges that have been or will be invoiced; and
(b)	the Supplier shall in any event use reasonable endeavours to mitigate or avoid such Stranded Costs.

“Sub-processors” has the meaning given in paragraph 5 of Schedule 4.

“Supplier Group” means the Supplier and each Group Company of the Supplier, and reference to “Supplier Group Company” shall be construed accordingly.

“Supplier IPR” means any and all Intellectual Property Rights owned by the Supplier or any other Supplier Group Company prior to the Completion Date.

“Supplier Supplied Materials” means any and all materials and documents the Intellectual Property Rights in which are owned by the Supplier or any other Supplier Group Company (or any third party licensor (other than the Customer) to any of the aforesaid) which are made available to the Supplier or any other Service Recipient by the Supplier for the purposes of this Agreement.

“Term” means the period commencing on the Completion Date and ending on expiry of the later of:

(a)	the last Service Term or on earlier termination of this Agreement; and
(b)	the last expiration of the licenses granted in clause 21.

“Third Party Consents” has the meaning given in clause 22.3.

“Third Party Contracts” has the meaning given in clause 22.3.

“Third Party Suppliers” has the meaning given in clause 22.3.

“Tradename Approvals” has the meaning given to it in clause 21.3(b).

“TSA Exit Plan” has the meaning given in clause 13.1.

Part 2 Interpretation

1

In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes that enactment (and all subordinate legislation made under that enactment) as amended, extended or applied by or under any other enactment before, on or after the date of this Agreement.

2In this Agreement:

2.1

any reference to a person includes a body corporate, unincorporated, association of persons (including a partnership), government, state, agency, organisation, and any other entity whether or not having a separate legal personality and an individual, his estate and personal representatives;

2.2	subject to clause 22.1, any reference to the Supplier or the Customer includes a reference to the successors or assigns (immediate or otherwise) of that person;
2.3

any phrase introduced by the term including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.4	any reference importing a gender includes the other genders and words in the singular include the plural and in the plural include the singular;
2.5	any reference to writing includes typing, printing, lithography and photography and includes any form of Electronic Communication (as defined in the Electronic Communications Act 2000); and
2.6	clause, paragraph and Schedule headings do not affect the interpretation of this Agreement.
3

If there is any conflict or inconsistency between any of: a term in the main part of this Agreement; a term in any of the Schedules; and any term included in any other document incorporated by reference into this Agreement, the term falling into the category first appearing in the list above shall, unless expressly stated otherwise, take precedence.

4	The ejusdem generis rule does not apply to this Agreement.

Schedule 2 Services

[***]

Schedule 3 Reverse Services

[***]

Schedule 4 Data protection and Sub-processors

1	In this Schedule 4, the terms process, data controller, data processor and data subject shall have the meanings set out in the Data Protection Legislation.
2

The Parties shall each comply with their respective obligations under the Data Protection Legislation as regards the Customer Personal Data. The Parties agree that that the Customer shall be the data controller and the Supplier shall be a data processor of any of the Customer Personal Data. The Customer warrants that its instructions to the Supplier in respect of the Customer Personal Data are lawful.

3	Where the Customer provides Customer Personal Data to the Supplier pursuant to this Agreement, the Customer warrants that:
3.1	the Customer Personal Data was collected and has been subsequently processed in compliance with Data Protection Legislation, including providing relevant notices to data subjects;
3.2

at the time of sharing with the Supplier, the Customer Personal Data is accurate and up-to-date, and has not been processed for longer than is necessary for the purposes for which the Customer Personal Data are processed; and

3.3

the Customer has an appropriate lawful basis in accordance with Data Protection Legislation to provide the Supplier with that Customer Personal Data for the provision of the Services and that all necessary data subject consents have been lawfully obtained, and that records of those consents are accurate and up-to-date.

4	The Supplier shall:
4.1

only process the Customer Personal Data in accordance with the Customer’s documented instructions, including with regard to transfers, unless required to do otherwise by Applicable Law. In which event, the Supplier shall inform the Customer of the legal requirement before processing the Customer Personal Data other than in accordance with the Customer’s instructions, unless legally prohibited from doing so;

4.2	ensure that its personnel are subject to appropriate obligations of confidentiality;
4.3

taking into account the nature of the Services, provide reasonable assistance to the Customer, insofar as this is possible and at the Customer’s cost, for the fulfilment of the Customer’s obligations under Data Protection Legislation in respect of data security; data breach notification; data protection impact assessments; prior consultation with supervisory authorities; and the fulfilment of data subject’s rights; and

4.4

upon expiry or termination of this Agreement, upon the Customer’s request, return or delete the Customer Personal Data, and delete any existing copies in its possession unless required to retain such Customer Personal Data under Applicable Law.

5

The Customer consents to the Supplier engaging the persons set out in this Schedule 4 to process the Customer Personal Data on its behalf (Sub-processors). the Supplier shall ensure Sub-processors are subject to contractual obligations which are the same as or equivalent to those imposed on the Supplier under this Agreement. the Supplier shall inform the Customer of any intended changes concerning the addition or replacement of any Sub-processor within a reasonable time prior to the implementation of such change. In the event of the Customer objecting to such change, the Supplier shall make reasonable efforts to address the Customer’s concerns (including making reasonable efforts to find an alternative Sub-processor). the Supplier shall be responsible for the performance of its Sub-processors.

6

The Customer acknowledges and agrees that the Customer Personal Data may be processed by Sub-processors outside the European Economic Area or the country where the Customer is located in order to carry out the Services and the Customer’s other obligations under this Agreement. the Supplier shall implement a data transfer solution to ensure any such transfers are compliant with the Data Protection Legislation.

7

The Supplier shall use appropriate technical and organisational measures to protect the Customer Personal Data stored within infrastructure of the Supplier against unauthorised and unlawful processing and against accidental loss, destruction, disclosure, damage or alteration. The Customer agrees that it is solely responsible for determining whether such technical and organisational measures are appropriate, taking into account the nature, scope, context and purposes of the processing.

8

Upon written request, the Supplier shall make available to the Customer such information as is reasonably necessary to demonstrate compliance by the Supplier with its obligations under this Schedule 4.  In addition, the Supplier agrees to permit an audit to be conducted of its facilities, by the Customer or the Customer’s representatives (bound by appropriate obligations of confidentiality), provided such an audit is carried out:

8.1	during the normal business hours of the Supplier;
8.2

in a manner that causes minimal disruption to the business of the Supplier and excludes from its scope any internal pricing information, information relating to other customers of the Supplier or the internal reports of the Supplier;

8.3	at the Customer’s own cost; and
8.4	no more than once in a calendar year.
9

The Supplier shall notify the Customer without undue delay and in any event within 48 hours of becoming aware of any accidental, unauthorised, or unlawful destruction, loss, alteration, or disclosure of, or access to, the Customer Personal Data (Security Breach). the Supplier shall provide the Customer with reasonable assistance in relation to the Security Breach, including the provision of such information as is known to the Supplier regarding the nature of the breach, the categories and approximate number of data subjects and records concerned.

10	The processing activities carried out by the Supplier under this Agreement may be described as follows:

Subject matter: The provision of the Services.

Duration: The duration of the Services.

Nature and purpose: To enable the Supplier to provide the Services.

Data categories: Depending on the Services, data categories may include any of the following:

•

Employee data: name, title, gender, job title, date of birth, personal contact details (address, telephone number, email address), work contact details (telephone number, email address), employee number, personal data contained in meeting, telephone or attendance notes, bank details, national ID number, tax code, right to work or passport data, next of kin / emergency contact name and contact details, background checks; and/or

•

Client and business partner data: name, title, gender, work address, work email, work telephone numbers, job title, interests / marketing list assignments, record of permissions or marketing objections, website data (including IP address, geo-location markers and browser generated information).

Data subjects: Customer Group employees, former employees and workers. Clients, business partners and/or suppliers of Customer Group.

Sub-processors
Intercept Pharma Europe Ltd
Any additional Sub-processors agreed between the Parties as part of discussions under Section 3.6.

11	The processing activities carried out by the Customer under this Agreement may be described as follows:

Subject matter: The provision of the Reverse Services.

Duration: The duration of the Reverse Services.

Nature and purpose: To enable the Supplier to provide the Reverse Services.

Data categories: Depending on the Reverse Services, data categories may include any of the following:

•

Employee data: name, title, gender, job title, date of birth, personal contact details (address, telephone number, email address), work contact details (telephone number, email address), employee number, personal data contained in meeting, telephone or attendance notes, bank details, national ID number, tax code, right to work or passport data, next of kin / emergency contact name and contact details, background checks; and/or

•

Client and business partner data: name, title, gender, work address, work email, work telephone numbers, job title, interests / marketing list assignments, record of permissions or marketing objections, website data (including IP address, geo-location markers and browser generated information).

Data subjects: Supplier Group and retained personnel of Intercept Pharma Europe Ltd.

Sub-processors
Any additional Sub-processors agreed between the Parties as part of discussions under Section 3.6.

Signature page

Signed by Andrew Saik for and on behalf of	)
Intercept Pharmaceuticals, Inc.:	)
		Signature	/s/ Andrew Saik

		Name (block capitals)	ANDREW SAIK
Authorised Signatory

Signed by Andreas Stickler for and on	)
behalf of ADVANZ PHARMA SERVICES	)
(UK) LIMITED:		Signature	/s/ Andreas Stickler

		Name (block capitals)	ANDREAS STICKLER
Director